Exhibit 99.2

Rainmaker Seeks Stockholder Approval For Board Authority To Consider a Reverse Stock Split

Scotts Valley, Calif. – Nov. 1, 2005 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading outsource provider of integrated sales and marketing services, today announced that it will ask stockholders of record as of Oct. 31, 2005 to approve a proposal authorizing the Board of Directors to amend the company’s Certificate of Incorporation to enact a reverse stock split of the outstanding shares of the company’s common stock should it wish to.

If approved by stockholders, the proposal would authorize a reverse stock split in the range of one-for-three to one-for-ten. The decision to effect a reverse stock split, the timing of the reverse split, and which of the approved split ratios to effect, would be at the discretion of Rainmaker’s Board of Directors and could be implemented at any time on or prior to the date of the company’s 2006 annual meeting of stockholders. The authorization would expire after this date.

“We are very pleased to have reported today positive EBITDA results and revenue growth in both segments of our business of more than 30 percent,” said Michael Silton, chief executive officer. “With our financial performance improving and the deadline for meeting the NASDAQ listing requirements drawing closer, it is important that we take the necessary steps to ensure that we maintain our listing on NASDAQ. Given the length of the process, we are starting now to give our Board the most flexibility.”

Comprehensive details about the reverse stock split proposal may be found in Rainmaker’s definitive proxy statement, a preliminary version of which will be filed on or about Nov. 4, 2005 with the Securities and Exchange Commission, and will be available for review on the company’s website at www.rmkr.com/investors. The company expects to mail a copy of the definitive proxy statement on or about Nov. 22, 2005 to stockholders of record as of Oct. 31, 2005.

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Rainmaker Seeks Shareholder Approval For Reverse Stock Split

Nov. 1, 2005

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of integrated sales and marketing services for companies that want to drive more sales. Rainmaker offers a closed-loop sales process and a comprehensive suite of services that ensures companies are both filling their sales pipelines with quality leads and closing them efficiently and cost effectively. Core services include telesales, integrated direct marketing and hosted e-commerce. Additional offerings include a proprietary database, customer database enhancement services, CRM technology integration and order management.

Rainmaker helps approximately 50 companies ranging from Fortune 500 to dynamic technology start-ups, grow their revenues and increase customer loyalty by providing lead generation and contract renewal sales solutions.

For more information, visit www.rmkr.com and www.sunsetdirect.com

NOTE: Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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CONTACT:

Steve Valenzuela	Leslie Green
Chief Financial Officer	Stapleton Communications Inc.
Rainmaker Systems, Inc.	650.470.0200
831.440.5007	leslie@stapleton.com
stevev@rmkr.com